Exhibit 99.2

RAVEN HOLDINGS U.S., INC.

Consolidated Financial Statements

Years Ended December 31, 2010, 2009 and 2008

RAVEN HOLDINGS U.S., INC.

TABLE OF CONTENTS

Page
Number

Report of Independent Auditors	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Equity (Deficit)	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 – 18

Report of Independent Auditors

To the shareholder of Raven Holdings U.S., Inc.

We have audited the accompanying consolidated balance sheets of Raven Holdings U.S., Inc. and its subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, equity (deficit) and cash flows for the three years in the period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raven Holdings U.S. Inc. and its subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

January 17, 2012
Mississauga, Canada

RAVEN HOLDINGS U.S. INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)

	December 31,
	2010	2009

ASSETS
CURRENT ASSETS
Cash	$4,056	$4,877
Accounts receivable, net	9,979	14,189
Prepaid expenses and other current assets	2,228	1,974
Total current assets	16,263	21,040
PROPERTY AND EQUIPMENT, NET	30,356	37,269
OTHER ASSETS
Goodwill	17,550	49,813
Other intangible assets	8,587	28,107
Investment in joint ventures	1,913	1,184
Deposits and other long-term assets	3,740	453
Total assets	$78,409	$137,866
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,621	$12,960
Due to parent company	2,565	16,490
Current portion of obligations under capital leases	1,607	3,359
Total current liabilities	12,793	32,809
LONG-TERM LIABILITIES
Deferred taxes	-	5,071
Obligations under capital lease, net of current portion	2,726	4,456
Redeemable preferred shares	60,000	110,000
Other non-current liabilities	935	1,712
Total liabilities	76,454	154,048
COMMITMENTS AND CONTINGENCIES (NOTE 12)

EQUITY (DEFICIT)
Common stock	110,703	30,105
Paid-in-capital	19,722	17,070
Accumulated deficit	(128,470)	(63,357)
Total equity (deficit)	1,955	(16,182)
Total liabilities and equity (deficit)	$78,409	$137,866

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS)

	Years Ended December 31,
	2010	2009	2008

NET REVENUE	$104,642	$133,807	$112,319

OPERATING EXPENSES
Cost of operations	98,029	118,361	99,263
Depreciation and amortization	16,827	17,483	14,727
Impairment of goodwill	32,263	47,774	-
Impairment of intangibles	18,963	-	-
Other expenses, net	412	1,435	-
Loss on sale or disposal of equipment	262	254	81
Total operating expenses	166,756	185,307	114,071

LOSS FROM OPERATIONS	(62,114)	(51,500)	(1,752)

INTEREST EXPENSE	9,032	10,252	8,658
LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(71,146)	(61,752)	(10,410)
Benefit from income taxes	6,398	5,207	3,549
Equity in earnings (loss) of joint ventures	(365)	(116)	165

NET LOSS	$(65,113)	$(56,661)	$(6,696)

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)

	Class A
	Common Stock		Paid-in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity
BALANCE - JANUARY 1, 2008	-	$-	$-	$-	$-
Issuance of class A common stock to parent and capital contributed from parent	4,095	30,105	6,728	-	36,833
Net loss	-	-	-	(6,696)	(6,696)

BALANCE - DECEMBER 31, 2008	4,095	$30,105	$6,728	$(6,696)	$30,137
Capital contributed from parent	-	-	10,342	-	10,342
Net loss	-	-	-	(56,661)	(56,661)
	-	-	-	-
BALANCE - DECEMBER 31, 2009	4,095	$30,105	$17,070	$(63,357)	$(16,182)
Issue class A common stock to parent - restructuring	1,162	52,558	-	-	52,558
Issue class A common stock to parent - restructuring	2,804	28,040	-	-	28,040
Capital contributed from parent	-	-	2,652	-	2,652
Net loss	-	-	-	(65,113)	(65,113)
BALANCE - DECEMBER 31, 2010	8,061	$110,703	$19,722	$(128,470)	$1,955

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS OF U.S. DOLLARS)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(65,113)	$(56,661)	$(6,696)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,827	17,483	14,727
Equity in earnings (loss) of joint ventures	365	116	(165)
Non-cash expense (income)	(326)	138	-
Loss on sale or disposal of equipment	262	254	81
Impairment of goodwill	32,263	47,774	-
Impairment of intangibles	18,963	-	-
Deferred taxes	(5,071)	(5,329)	(3,968)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(2,458)	1,067	(1,249)
Prepaid expenses and other current assets	(572)	1,125	2,859
Deposits and other long-term assets	985	9	2,403
Accounts payable and accrued expenses	(2,664)	(5,161)	(2,537)
Net cash provided by (used in) operating activities	(6,539)	815	5,455
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	(1,600)	-	-
Purchase of property and equipment	(7,048)	(6,409)	(10,181)
Proceeds from sale of equipment	-	306	323
Acquisition of business, net of cash acquired	-	(7,953)	(72,713)
Distributions from (contributions to) joint ventures	(1,093)	(100)	125
Net cash used in investing activities	(9,741)	(14,156)	(82,446)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on obligations under capital leases	(3,482)	(2,854)	(74,866)
Due to parent company	18,941	9,487	6,909
Proceeds from issuance of shares and capital contributions	-	10,342	146,191
Net cash provided by financing activities	15,459	16,975	78,234
NET (DECREASE) INCREASE IN CASH	(821)	3,634	1,243
CASH, beginning of year	4,877	1,243	-
CASH, end of year	$4,056	$4,877	$1,243

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$9,996	$5,547	$8,631
Cash paid (recovered) during the year for income taxes	$212	$(3,008)	$957

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2009, we acquired equipment through the assumption of approximately $1.2 million in capital leases.
As of December 31, 2010, acquisitions of property and equipment and intangible assets that were not yet paid for amounted to $0.7 million.
Detail of investing and financing activities related to acquisitions can be found in Notes 3 and 4

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

Raven Holdings U.S., Inc., through our wholly owned subsidiaries, American Radiology Services, LLC (ARS) and CML Healthcare Rhode Island, LLC, is a provider of fully-integrated diagnostic medical imaging services with 20 fixed-site multi-modality and two single-modality outpatient centres in Maryland, Delaware and Rhode Island. We also provide radiologist coverage to 11 hospitals in Maryland and primary or secondary reading services via our teleradiology network to 29 hospitals across six states in the U.S.  We were incorporated on December 19, 2007 and commenced operations upon our acquisition of ARS.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The operating activities of subsidiaries are included in the accompanying consolidated financial statements from the date of acquisition. All intercompany transactions and balances, including those with our equity method investees have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions affect various matters, including our reported amounts of assets and liabilities in our consolidated balance sheets at the dates of the financial statements; our disclosure of contingent assets and liabilities at the dates of the financial statements; and our reported amounts of revenues and expenses in our consolidated statements of operations during the reporting periods. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could materially differ from these estimates.

REVENUE RECOGNITION – Net revenue is recorded as services are provided at established rates, reduced by allowances for contractual adjustments. Contractual adjustments result from the terms of certain reimbursement contracts and represent the difference between charges at established rates and estimates of recoverable amounts. Such adjustments are recognized in the period the services are rendered and are management’s best estimate of the recoverable amount. Actual results could differ from these estimates. Agreements are in place with various Health Maintenance Organizations (“HMOs”) to provide radiology services to subscribing participants. Under these agreements, we receive monthly capitation payments based on the number of participants of each HMO, regardless of services actually performed. In addition, the HMO’s make fee-for-service payments to us for certain covered services based upon discounted fee schedules.

We provide diagnostic services to various Maryland hospitals. The hospitals provide services to uninsured patients and patients for whom payment is not expected under their various charity care policies. Under our contracts with those hospitals, we are required to provide services to all hospital-referred patients, including those patients who are uninsured or designated as charity care by the hospitals. We, however, are not able to identify such patients prior to providing the services. Accordingly, the estimated uncollectible accounts are recorded as a reduction in revenue. The related expenses attributable to these services are included in operating expenses.

CONCENTRATION OF CREDIT RISKS - Financial instruments that potentially subject us to credit risk are primarily cash and accounts receivable. We have placed our cash with one major financial institution. At times, the cash in the financial institution is temporarily in excess of the amount insured by the Federal Deposit Insurance Corporation, or FDIC.  Substantially all of our accounts receivable are due under fee-for-service contracts from third party payors, such as insurance companies and government-sponsored healthcare programs, or directly from patients.  Services are generally provided pursuant to one-year contracts with healthcare providers.  Receivables generally are collected within industry norms for third-party payors.  We continuously monitor collections from our clients and maintain an allowance for bad debts based upon our historical collection experience.  As of December 31, 2010 and 2009, our allowance for bad debts was $1.0 million and $5.0 million, respectively.  As of December 31, 2010 and 2009, $1.7 million and $4.1 million, respectively, of accounts receivable were past due.

CASH AND CASH EQUIVALENTS - We consider all highly liquid investments that mature in three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates their fair market value.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives, which range from 3 to 15 years as follows:

Diagnostic equipment	5 to 15 years
Computer equipment	3 to 5 years
Furniture and fixtures	7 to 10 years
Leasehold improvements	Over the term of the lease and expected renewal period

Maintenance and repair costs are expensed as incurred.

GOODWILL - Goodwill at December 31, 2010 totaled $18.7 million. Goodwill is recorded as a result of business combinations. Management evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.  In accordance with Accounting Standards Codification (ASC) Topic 350, “Intangibles – Goodwill and Other”, Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of a reporting unit is estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.   We tested goodwill for impairment annually on December 31.  Based on our test, we recorded approximately $32.3 million of impairment charges.  See Note 6 for more details regarding goodwill.

LONG-LIVED ASSETS - We evaluate our long-lived assets (property and equipment) and definite-lived intangibles for impairment whenever indicators of impairment exist. The accounting standards require that if the sum of the undiscounted expected future cash flows from a long-lived asset or definite-lived intangible is less than the carrying value of that asset, an asset impairment charge must be recognized. The amount of the impairment charge is calculated as the excess of the asset’s carrying value over its fair value, which generally represents the discounted future cash flows from that asset or in the case of assets we expect to sell, at fair value less costs to sell. Intangible assets with definite lives includes the value of certain management service contracts and trade names which are amortized on a straight-line basis over their respective estimated useful lives which in this case is five to ten years.  Also, included in intangible assets are software costs that are not integral to the related hardware and are amortized on a straight-line basis over three years.  Based on our valuation methods, we recorded approximately $19.0 million of impairment charges during the year ended December 31, 2010 related to the write down of intangible assets.

            INCOME TAXES - Income tax expense is computed using an asset and liability method and using expected annual effective tax rates. Under this method, deferred income tax assets and liabilities result from temporary differences in the financial reporting bases and the income tax reporting bases of assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefit that, based on available evidence, is not expected to be realized. When it appears more likely than not that deferred taxes will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its estimated realizable value. For net deferred tax assets we consider estimates of future taxable income, including tax planning strategies in determining whether our net deferred tax assets are more likely than not to be realized.

LONG-TERM NOTE RECEIVABLE – Long-term note receivable is classified as held to maturity and recorded at amortized cost. An impairment loss is recognized when it is more likely than not that the amortized cost is not recoverable.   Long-term note receivable is reviewed for impairment and reduced to the estimated recoverable amount measured by expected future cash flows.   Approximately $3.5 million of long-term notes receivable are recorded in “Deposits and Other Long-Term Assets” at December 31, 2010 (see Note 3).

FAIR VALUE MEASUREMENTS –   We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our consolidated balance sheets include the following financial instruments: cash, accounts receivable, long term note receivable, accounts payable and accrued expenses, obligations under capital leases, due to parent company and redeemable preferred shares.  We consider the carrying amounts of cash, accounts receivables and current liabilities to approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization or payment.  Additionally, we consider the carrying amount of our capital lease obligations and the long-term note receivable to approximate their fair value because the weighted average interest rate used to formulate the carrying amounts approximates current market rates.  The fair value of the redeemable preferred shares is estimated to be $56.3 million and $104.9 million as of December 31, 2010 and 2009, respectively.

On January 1, 2009, the Company adopted, without material impact on its consolidated financial statements, the provisions of FASB ASC Topic 820 related to nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value including goodwill impairment testing, indefinite-lived intangible assets measured at fair value for impairment assessment, nonfinancial long-lived assets measured at fair value for impairment assessment, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS – Assets are classified as held for sale when their carrying amount is to be recovered principally through a sale transaction and a sale is considered highly probable.  They are stated at the lower of carry amount and fair value less costs to sell.  Impairment losses on initial classification and subsequent losses on re-measurement of these assets for sale are recognized within cost of operations in the consolidated statement of operations.  A discontinued operation is a component of the company’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale.  Classification as a discontinued operation including related impairment charges occurring upon disposal or when the operations meet the criteria to be classified as held for sale, if earlier.  When an operation is classified as a discontinued operation, the comparative statement of operations and cash flow statement is re-presented as if the operation had been discontinued from the start of the comparative period.

INVESTMENT IN JOINT VENTURES – We have two unconsolidated joint ventures, Calvert Medical Imaging Center and Upper Chesapeake Health Systems, each with ownership interests of 50%. These joint ventures represent partnerships with hospitals, health systems or radiology practices and were formed for the purpose of owning and operating diagnostic imaging centers.  Professional services at the joint venture diagnostic imaging centers are performed by contracted radiology practices or a radiology practice that participates in the joint venture.

Our investment in these joint ventures is accounted for under the equity method.   Investment in joint ventures increased approximately $729,000 to $1.9 million at December 31, 2010 compared to $1.2 million at December 31, 2009.  This increase is primarily related to additional equity contributions made during the year ended December 31, 2010 of approximately $1.1 million to acquire a diagnostic imaging center offset in part by our recording of equity losses of approximately $365,000.

The following table is a summary of key financial data for these joint ventures as of December 31, 2010, 2009 and 2008 and for the years then ended (in thousands):

	December 31,
Balance Sheet Data:	2010	2009
Current assets	$1,456	$1,790
Noncurrent assets	11,244	10,530
Current liabilities	(2,356)	(2,048)
Noncurrent liabilities	(6,518)	(7,904)
Total net assets	$3,826	$2,368

Book value of Raven Holdings joint venture interests	$1,913	$1,184

Total book value of other joint venture partner interests	$1,913	$1,184

Income statement data for the years ended December 31,	2010	2009	2008

Net revenue	$8,220	$6,254	$4,276
Net income (loss)	$(730)	$(234)	$330

NOTE 3 – ACQUISITIONS

On December 17, 2009, we completed the acquisition of The Imaging Institute ("TII"), consisting of five fully digitized medical imaging centers in the Providence region of Rhode Island.  Total cash consideration paid for this acquisition was $8.4 million.  Transaction costs of $1.4 million have been recorded in other expenses, net.

The purchase price relating to the acquisition was allocated as follows (in thousands):
TII
Cash	$449
Working capital	(449)
Intangible assets	5,341
Goodwill	1,218
Property and equipment	2,959
Long-term debt	(1,116)
Cash consideration paid	$8,402
The Goodwill acquired is deductible for income tax purposes.

During the year ended December 31, 2010, we settled a dispute with the former owner of TII in the amount of $1.3 million.  The settlement was recorded as a gain in other expense, net.  At December 31, 2010, the settlement consists of a receivable of $0.3 million and a restricted cash balance, represented by the escrow account of $1.0 million recorded in other current assets.  The escrow account was paid to us in January 2011.

On February 29, 2008, we closed the acquisition of ARS of Baltimore, Maryland, through the acquisition of its holding company ARS Holding, Inc., and paid cash of approximately $74.9 million, for the outstanding common and preferred stock of ARS. Also on February 29, 2008, we repaid $71.3 million of ARS’ term debt and assumed capital leases of $12.0 million. ARS is a leading provider of fully-integrated diagnostic medical imaging services with 15 fixed-site multi-modality and two single-modality outpatient centres in Maryland and Delaware. ARS also provides radiologist coverage to 11 hospitals in Maryland and primary or secondary reading services via its teleradiology network to 29 hospitals across six states in the U.S.

The purchase price relating to this acquisition was allocated as follows (in thousands):

ARS
Cash	$2,231
Working capital	3,138
Intangible assets	29,300
Goodwill	96,369
Investment in joint ventures	1,160
Other long term assets	2,865
Property and equipment	42,588
Long term debt	(83,250)
Deposits and other long-term liabilities	(5,088)
Deferred tax liabilities	(14,369)
Cash consideration paid	$74,944

Investment in joint ventures relates to one imaging center for which ARS holds a 50% ownership interest and accounts for under the equity method.  See Note 2 above for more details.

Management service agreement (MSA)

As part of the acquisition of ARS, we had an exclusive 40-year agreement to provide management services to an affiliated physician association, ARA, pursuant to which ARA provides radiologists who perform medical imaging reading services at ARS facilities and under hospital contracts.  Effective April 1, 2010, ARS and ARA entered into an amended and restated MSA.  Under the new MSA, ARS has no financial controlling interest in ARA; nor is ARS the primary beneficiary under ASC Topic 810, “Consolidation”, and accordingly, the financial position and operating results of ARA are no longer consolidated. Prior to April 1, 2010, we were the primary beneficiary of ARA and accordingly consolidated the financial position and operating results of ARA from February 28, 2008 through March 31, 2010.  The adjustment to remove the assets and liabilities from the consolidated balance sheet as of April 1, 2010, is as follows (in thousands):

Accounts receivable	$3,508
Other current assets	318
Investments and other assets	147
Accounts payable and accrued liabilities	(3,687)
Other long-term liabilities	(286)
Net assets	-

No gain or loss has been recognized as a result of the deconsolidation of ARA. Upon signing the new MSA, ARS made a payment of $1.6 million to ARA. The payment was recorded as an intangible asset and was expected to be amortized over the initial term of the new MSA of 62 months. However, the intangible asset was written off as part of the impairment of long-lived assets for the year ended December 31, 2010.

Under the new MSA, ARS provides medical imaging equipment and access to ARS’ facilities, and  certain management and administrative services to ARA, including accounting, payroll processing and benefit administration, credentialing and continuing medical education tracking, billing and collection information and consulting services in exchange for a fee based on percentage of global revenue collections from the imaging services. ARA maintains full control over the radiologists it employs.

The new MSA has an initial term of 62 months and will automatically be renewed for an additional 5 years unless terminated by either party.

In addition, the new MSA requires that a portion of the receivable due from ARA be converted to a long-term note receivable.  The long-term note receivable estimated at $3.5 million bears interest at the greater of prime plus 1.25% or 5.75%, is secured by accounts receivable of ARA and is due upon the expiration of the new MSA. The long-term note receivable is included in “Deposits and Other Long-Term Assets, is classified as held to maturity and recorded at amortized cost.

NOTE 4 - CAPITAL STRUCTURE AND TRANSACTIONS WITH PARENT COMPANY

We are authorized to issue 110,000 shares of capital stock, consisting of 100,000 shares of Class A Common Stock with a $0.01 par value per share and 10,000 Class B Non-voting Common Stock with a par value of $0.01 per share. As part of the February 29, 2008 acquisition of ARS, we issued 4,095 Class A Common Stock to CML Healthcare Inc (CML) for cash consideration of $30.1 million.  Also in 2008, CML contributed capital of $6.7 million and we issued 64 Class B Common Stock to the President and CEO and CFO of ARS in exchange for the Class B Convertible Redeemable Preferred Stock of ARS valued at $0.6 million.

The Holders of the Class B Common Stock have the right to require us to purchase the Class B Common Stock at a price defined in the agreement (the Put Right).  The Put Right is exercisable as to one-third of the Class B Common Stock on or after January 1, 2010, two-thirds of the Class B Common Stock on or after January 1, 2011 and all of the Class B Common Stock on or after January 1, 2012 or if the Holders  cease to be employed by us.   The Class B Common Stock had been recorded in other long-term liabilities.  In March 2010, the President and CEO and CFO were terminated and in accordance with the agreement, we acquired the Class B Common Stock for $0.5 million (see Note 5).

Also in connection with the acquisition of ARS, CML acquired through us 11,000 Preferred Shares of ARS Holdings US Inc, our wholly owned subsidiary, for cash consideration of $110 million and entered into a repurchase agreement whereby we are required to repurchase the Preferred Shares from CML at the earliest of February 28, 2015, in the event we declare bankruptcy or upon demand by CML if we are in default of the agreement.  On or after the fifth anniversary date, we have the right to repurchase some or all of the Preferred Shares held by CML at a purchase price of $10,000 per share plus accrued and unpaid dividends.  Dividends on the Preferred Shares accrue at an annual rate of 8.75% and are payable semi-annually.  The repurchase agreement also requires that we maintain certain financial and non-financial covenants.  As of December 31, 2010, we were not in compliance with the financial covenants.   The Preferred Shares have been classified as a liability in the consolidated financial statements recorded initially at fair value and subsequently at the redemption amount.   We have recorded interest expense of $8.5 million, $9.6 million and $8.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

On September 30, 2010, through a series of transactions we restructured the Company and issued an additional 3,966 Class A Common Stock to CML in consideration of $50 million of Preferred Shares, accrued and unpaid dividends of $2.6 million and certain loans made to us by CML in the amount of $28.0 million.  In addition on September 30, 2010, CML contributed $2.7 million to us.

On June 30, 2011, through a series of transactions we issued an additional 46 shares of Class A Common Stock to CML for consideration of the remaining $60 million Preferred Shares plus accrued dividends of $3.7 million.

Amounts due to parent company of $2.6 million, $16.5 million and $6.9 million as at December 31, 2010, 2009 and 2008, respectively are non-interest bearing and due on demand.

NOTE 5 – OTHER EXPENSES (INCOME)

During the year ended December 31, 2010, we incurred restructuring charges related to the departure of the President and CEO, and the CFO. The following is the reconciliation of the restructuring accrual for the year ended December 31, 2010 (in thousands).

Year ended December 31, 2010
Balance at beginning of the year	$-
Restructuring charge	1,586
Payments in the year	(612)
Balance end of year	$974

Classified in accounts payable and accrued expenses	$862
Classified in other long-term liabilities	112
$974

As part of the restructuring, we repurchased the Class B Common Stock held by the President and CEO, and the CFO.  The carrying value of the liability as at December 31, 2009, was $0.6 million, and was classified as other long-term liabilities in the consolidated financial statements. This liability was settled for $0.5 million and the balance of $0.1 million has been accounted for as a reduction in other expenses. The following is the reconciliation of the other expenses for the year ended December 31, 2010 (in thousands):

	Year ended December 31, 2010	Year ended December 31, 2009
Severance	$1,586	$-
Gain on settlement of other long-term liability	(126)	-
Gain on settlement of dispute with former owner of TII	(1,300)	-
Costs related to acquisition	252	1,435
	$412	$1,435

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill at December 31, 2010 totaled $18.7 million. Goodwill is recorded as a result of business combinations.

In accordance ASC 350-20 – “Intangibles – Goodwill and Other,” we evaluate goodwill for impairment for each reporting unit. Reporting units are operating units or components of the business for which discrete financial information is available. The evaluation of goodwill for each reporting unit is based upon the following approach; the fair value of the reporting unit is compared to its carrying amount. Where the carrying amount is greater than the fair value, the implied fair value of the reporting unit’s goodwill is determined by allocating the fair value to the assets and liabilities of the reporting unit with any of the remainder being the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of that goodwill to determine any impairment loss. Any impairment loss is recognized in the consolidated statement of operations.  The fair value of reporting units is estimated using the income approach (which is based on the discounted cash flow of the entity) which is a level 3 under the fair value hierarchy.  Because the business is assumed to continue in perpetuity, the discounted future cash flow includes a terminal value. In the fourth quarter of 2010, there were developments in the U.S. that negatively impact reimbursements effective January 1, 2011. The changes relate to bundling of certain CT reimbursement codes and a decrease in the conversion factor used in the formula to determine Medicare reimbursement rates for all modalities. As a result of these developments and volume declines during 2010, and considering the current health care and economic environments, the short-term projections of revenue and EBITDA growth rates have declined compared to projections as at December 31, 2009. The volume declines are expected to continue in the short term. The long-term volume trends, however, are expected to increase.

Based on evaluations performed through December 31, 2010 and 2009, we determined that the fair value of our reporting units was lower than the carrying value of the net assets at December 31, 2010 and 2009. The long-term growth assumptions incorporated into the discounted cash flows for the U.S. reporting units reflect management’s long-term view of the market and a discount rate of 12% (2009 – 12%) based on the weighted average cost of capital a market participant would use if evaluating the reporting unit as an investment. The discounted cash flow analysis reflects the changes in reimbursement rates and volumes in the forecast, which results in lower expected revenues and operating income.  The fair value of the intangible assets were also estimated using a discounted cash flow or a relief from royalty methodology.  Cash flows in these valuation models are consistent with the ones used for the goodwill impairment test and were discounted at a rate of 12% (2009 – 12%).   Accordingly, for the years ended December 31, 2010 and 2009, we recorded impairment losses of $51.6 million and $47.8 million, respectively.  The loss in 2010 consists of $32.3 million impairment of goodwill and $19.0 million impairment of intangible assets.

Activity in goodwill for the years ended December 31, 2008, 2009 and 2010, is provided below (in thousands):

Balance as of January 1, 2008	$-
Goodwill acquired through the acquisition of ARS	96,369
Balance as of December 31, 2008	96,369
Goodwill acquired through the acquisition of TII	1,218
Impairment	(47,774)
Balance as of December 31, 2009	49,813
Impairment	(32,263)
Balance as of December 31, 2010	$17,550

Intangible assets at December 31, 2010 totaled $8.6 million. Activity in intangible assets for the years ended December 31, 2008, 2009 and 2010, is provided below (in thousands):

	Customer relationships	Management service contracts	Trade names	Software	Total
Balance as of January 1, 2008	$-	$-	$-	$-	$-
Intangibles acquired through the acquisition of ARS	19,935	3,939	5,426	-	29,300
2008 amortization	(1,672)	(380)	(905)	-	(2,957)
Balance as of December 31, 2008	18,263	3,559	4,521	-	26,343
Intangibles acquired through the acquisition of TII	-	5,341	-	-	5,341
2009 amortization	(1,993)	(499)	(1,085)	-	(3,577)
Balance as of December 31, 2009	16,270	8,401	3,436	-	28,107
Adjustments to intangibles from ARS	-	1,600	-	-	1,600
Software development costs	-	-	-	2,047	2,047
2010 amortization	(1,994)	(1,125)	(1,085)	-	(4,204)
Impairment	(14,276)	(3,803)	(884)	-	(18,963)
Balance as of December 31, 2010	$-	$5,073	$1,467	$2,047	$8,587

Intangible assets are amortized using the straight-line method.  Customer relationships, management service contracts and trade names are amortized over 5 to 10 years using the straight line method.  Software is amortized over 3 years using the straight line method.

Accumulated impairment loss for goodwill and intangible assets through December 31, 2010 is approximately $99.0 million.

The following table shows annual amortization expense, by asset classes that will be recorded over the next five years (in thousands):

	2011	2012	2013	2014	2015	Thereafter	Total

Management Service Contracts	$538	$538	$538	$538	$538	$2,383	$5,073
Software	683	682	682	-	-	-	2,047
Trade Names	676	676	115	-	-	-	1,467
Total Annual Amortization	$1,897	$1,896	$1,335	$538	$538	$2,383	$8,587

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment and accumulated depreciation and amortization are as follows (in thousands):

	December 31,
	2010	2009
Medical equipment	$18,084	$18,921
Computer equipment	9,277	8,534
Office equipment, furniture and fixtures	2,408	2,373
Leasehold improvements	15,021	14,626
Equipment under capital leases	14,244	14,244
	59,034	58,698
Accumulated depreciation and amortization:
Medical equipment	(7,071)	(4,103)
Computer equipment	(3,676)	(5,639)
Office equipment, furniture and fixtures	(1,349)	(863)
Leasehold improvements	(8,253)	(5,323)
Equipment under capital leases	(8,329)	(5,501)
	$(28,678)	$(21,429)
Net book value of property and equipment	$30,356	$37,269

Depreciation and amortization expense on property and equipment, including amortization of equipment under capital leases, for the years ended December 31, 2010, 2009 and 2008 were $12.6 million, $13.9 million and $11.8 million, respectively.

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES (IN THOUSANDS)

	December 31,
	2010	2009

Accounts payable	$2,258	$2,962
Accrued expenses	1,899	2,146
Accrued bonus and profit sharing	643	2,007
Income taxes payable	-	761
Accrued payroll and vacation	3,821	5,082
Total	$8,621	$12,958

NOTE 9 - CAPITAL LEASES

We lease equipment under capital lease arrangements at annual interest rates ranging from 5.5% to 8.1%.  At December 31, 2010, our capital lease obligation was approximately $2.7 million net of the current portion due of $1.6 million.

Future minimum lease payments under capital leases for years ending December 31 (in thousands) are as follows:

2011	$1,815
2012	1,322
2013	925
2014	672
2015	12
Total minimum payments	4,746
Amount representing interest	(413)
Present value of net minimum lease payments	4,333
Less current portion	(1,607)
Long-term portion	$2,726

NOTE 10 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial and income tax reporting purposes and operating loss carryforwards.  For the years ended December 31, 2010, 2009 and 2008, we recognized net benefits from income taxes of approximately $6.4 million, $5.2 million and $3.5 million, respectively relating to the recognition of operating loss carryforwards the details of which are presented below (in thousands, except percentages):

	Years Ended
	December 31,
	2010	2009	2008

Current income taxes	$1,327	$(122)	$(419)
Deferre income taxes	5,071	5,329	3,968
	$6,398	$5,207	$3,549

	Years Ended
	December 31,
	2010	2009	2008

Federal tax	34.00%	34.00%	34.00%
State franchise tax, net of federal benefit	2.30%	0.30%	1.20%
Non deductible expenses	-0.10%	-0.30%	-0.70%
Impairment of goodwill	-15.50%	-26.90%	0.00%
Non-taxable income	0.40%	0.00%	0.00%
Other	0.60%	1.30%	-0.40%
Changes in valuation allowance	-12.70%	0.00%	0.00%
Income tax expense	9.00%	8.40%	34.10%

Our deferred tax assets and liabilities comprise the following (in thousands):

	December 31,
Deferred tax assets:	2010	2009
Net operating losses (NOL)	$9,036	$2,988
Accrued expenses	1,151	1,481
Allowance for doubtful accounts	-	1,372
Other	129	88
Valuation allowance	(9,071)	-
Total Deferred Tax Assets	$1,245	$5,929

Deferred tax liabilities:
Property & Equipment	874	1,957
Goodwill & Intangible assets	284	9,008
Other	87	35

Total Deferred Tax Liabilities	$1,245	$11,000

Net deferred tax Asset (Liability)	$-	$(5,071)

As of December 31, 2010, we had federal and state net operating loss carryforwards of approximately $26.2 million and $1.7 million, respectively, which expire at various intervals from the years 2018 to 2030.

We consider all evidence available when determining whether deferred tax assets are more likely than not to be realized, including tax planning strategies that could involve the sale of certain assets and would be employed to prevent an NOL from expiring unutilized. As of December 31, 2010, we have determined that deferred tax assets of $8.7 million are not more-likely than not to be realized.

For the next five years, and thereafter, federal net operating loss carryforwards expire as follows (in thousands):

Total Net Operating Loss Carryforwards
Year Ended
2011	-
2012	-
2013	-
2014	-
2015	-
Thereafter	26,200
$26,200

We apply the amended provisions of ASC Topic 740, Income Taxes, for uncertain tax positions.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at December 31, 2009 & 2008	$1,855
Reversal of tax positions of acquired subsidiaries in prior years	(1,855)
Balance at December 31, 2010	$-

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. We recognized no penalties and interest during the years ended December 31, 2010, 2009 and 2008, and had no accruals for the payment of penalties and interest at December 31, 2010, 2009 and 2008, respectively. The reserves for uncertain tax positions, when necessary, are included in accounts payable, accrued expenses.

Taxation years subsequent to February 29, 2008 are subject to audit by the Internal Revenue Service.

NOTE 11 – ASSET RETIREMENT OBLIGATIONS

During the year ended December 31, 2009, we recorded asset retirement obligations in respect of the estimated lease-end remediation costs. The asset retirement obligations were estimated based on a discounted cash flow analysis.  A continuity of the asset retirement obligation is as follows (in thousands):

Balance at January 1, 2009	-
Obligations recorded during the year	$603
Interest	138
Balance at December 31, 2009	741
Interest	41
Balance at December 31, 2010	$782

 NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases   – We lease various operating facilities under operating leases expiring through 2019.   Minimum annual payments under operating leases for future years ending December 31 were as follows (in thousands):

2011	$4,582
2012	3,986
2013	2,884
2014	2,242
2015	1,649
Thereafter	3,006
$18,349

Total rent expense, including equipment rentals, for the years ended December 31, 2010, 2009 and 2008 was $7.3 million, $5.9 million and $6.8 million, respectively.

Service contracts  -  In order to maintain our imaging equipment, we have service contracts with various manufacturers of imaging equipment who provide maintenance services.  Minimum annual payments under these service contracts for future years ending December 31 were as follows (in thousands):

2011	$4,575
2012	3,269
2013	1,750
2014	1,095
2015	173
Thereafter	-
$10,862

Legal  -  We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business. We believe that the outcome of our current litigation will not have a material adverse impact on our business, financial condition and results of operations.  However, we could be subsequently named as a defendant in other lawsuits that could adversely affect us.

NOTE 13 – RECENT ACCOUNTING STANDARDS

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Updates (“ASU”) 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries,” which clarifies that a health care entity should not net insurance recoveries against a related claim liability. The guidance provided in this ASU is effective for the fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The guidance provided in this ASU is effective for fiscal years beginning after December 15, 2011. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” which requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present the components of other comprehensive income and the total of comprehensive income. The guidance provided in this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In July 2011, the FASB issued ASU 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities,” which requires health care entities to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue in the statement of operations rather than as an operating expense. The guidance provided in this ASU will be effective for us beginning in the three months ending March 31, 2012. Additional disclosures relating to a company’s sources of patient revenue and its allowance for doubtful accounts related to patient accounts receivable will also be required. The adoption of this ASU is not expected to have any impact on our financial condition, overall results of operations or cash flows. Upon adoption of this ASU, we will reclassify the provision for bad debts related to prior period patient service revenue as a deduction from patient service revenue as required by this ASU.

In September 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test described in Topic 350. The guidance provided in this ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Management is currently evaluating this standard and its impact on our financial position, results of operations or cash flows.

NOTE 14 – SUBSEQUENT EVENTS

On December 19, 2011, we completed our sale of certain assets related to two imaging centers in Maryland to Johns Hopkins for cash consideration of $8.4 million.

RAVEN HOLDINGS U.S., INC.

Unaudited Condensed Consolidated Financial Statements

September 30, 2011

RAVEN HOLDINGS U.S. INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDSOF U.S. DOLLARS)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,016	$4,056
Accounts receivable, net	11,186	9,979
Assets held for sale	3,078	-
Prepaid expenses and other current assets	1,794	2,228
Total current assets	17,074	16,263
PROPERTY AND EQUIPMENT, NET	24,103	30,356
OTHER ASSETS
Goodwill	9,755	17,550
Other intangible assets	7,252	8,587
Investment in joint ventures	2,055	1,913
Deposits and other long-term assets	3,139	3,740
Total assets	$63,378	$78,409
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$9,743	$8,621
Due to parent company	667	2,565
Current portion of obligations under capital leases	1,251	1,607
Total current liabilities	11,661	12,793
LONG-TERM LIABILITIES
Obligations under capital lease, net of current portion	1,837	2,726
Redeemable preferred shares	-	60,000
Other non-current liabilities	765	935
Total liabilities	14,263	76,454
COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock	174,415	110,703
Paid-in-capital	19,722	19,722
Accumulated deficit	(145,022)	(128,470)
Total equity	49,115	1,955
Total liabilities and equity	$63,378	$78,409

The accompanying notes are an integral part of these financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS)
(unaudited)

	Nine Months Ended
	September 30,
	2011	2010

NET REVENUE	$67,802	$81,938

OPERATING EXPENSES
Cost of operations	63,396	76,131
Depreciation and amortization	10,298	12,822
Other expenses, net	-	1,712
Impairment of goodwill	7,795	-
Total operating expenses	81,489	90,665

LOSS FROM OPERATIONS	(13,687)	(8,727)

INTEREST EXPENSE	2,676	7,793

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(16,363)	(16,520)
Benefit from income taxes	113	3,363
Equity in loss of joint ventures	(302)	(172)

NET LOSS	$(16,552)	$(13,329)

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)
(unaudited)

	Class A
	Common Stock		Paid-in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity
BALANCE - JANUARY 1, 2011	8,061	$110,703	$19,722	$(128,470)	$1,955
					-

Issuance of class A common stock to parent and capital contributed from parent	46	63,712	-	-	63,712
Net loss	-	-	-	(16,552)	(16,552)
BALANCE - SEPTEMBER 30, 2011	8,107	$174,415	$19,722	$(145,022)	$49,115

BALANCE - JANUARY 1, 2010	4,095	$30,105	$17,070	$(63,357)	$(16,182)
Issue class A common stock to parent - restructuring	1,162	52,558	-	-	52,558
Issue class A common stock to parent - restructuring	2,804	28,040	-	-	28,040
					-
Capital contributed from parent	-	-	2,652	-	2,652
Net loss	-	-	-	(13,329)	(13,329)
BALANCE - SEPTEMBER 30, 2010	8,061	$110,703	$19,722	$(76,686)	$53,739

The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS OF U.S. DOLLARS)
(unaudited)

	Nine Months Ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(16,552)	$(13,329)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,298	12,822
Equity loss of joint ventures	302	172
Impairment of goodwill	7,795	-
Impairment of long-term note receivable	600	-
Deferred taxes	-	(5,302)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(1,207)	(3,549)
Prepaids and other current assets	(567)	241
Deposits and other long-term assets	-	72
Accounts payable and accrued expenses	(618)	(4,088)
Net cash provided by (used in ) operating activities	51	(12,961)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	-	(1,600)
Purchase of property and equipment	(4,218)	(2,097)
Receipt of restricted cash	1,000	-
Distributions from (contributions to) joint ventures	(444)	(45)
Net cash used in investing activities	(3,662)	(3,742)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(1,244)	(2,759)
Due to parent company	1,815	19,480
Net cash provided by financing activities	571	16,721
NET (DECREASE) INCREASE IN CASH	(3,040)	18
CASH, beginning of period	4,056	4,877
CASH, end of period	$1,016	$4,895

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$684	$10,013
Cash (recovered) paid during the period for income taxes	$(3,300)	$125

 The accompanying notes are an integral part of these financial statements.

RAVEN HOLDINGS U.S., INC. AND AFFILIATES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Raven Holdings U.S., Inc., through our wholly owned subsidiaries, American Radiology Services, LLC (ARS) and CML Healthcare Rhode Island, LLC, is a leading provider of fully-integrated diagnostic medical imaging services with 20 fixed-site multi-modality and two single-modality outpatient centres in Maryland, Delaware and Rhode Island. We also provide radiologist coverage to 11 hospitals in Maryland and primary or secondary reading services via our teleradiology network to 29 hospitals across six states in the U.S.  We were incorporated on December 19, 2007 and commenced operations upon our acquisition of ARS.

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim reporting.  Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles for annual consolidated financial statements and should be read in conjunction with the 2010 annual consolidated financial statements.  In the opinion of management, all adjustments considered necessary for fair presentation have been included.  All such adjustments are of a normal recurring nature.  Operating results for the nine-month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The operating activities of subsidiaries are included in the accompanying consolidated financial statements from the date of acquisition. All intercompany transactions and balances, including those with our equity method investees, have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions affect various matters, including our reported amounts of assets and liabilities in our consolidated balance sheets at the dates of the financial statements; our disclosure of contingent assets and liabilities at the dates of the financial statements; and our reported amounts of revenues and expenses in our consolidated statements of operations during the reporting periods. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could materially differ from these estimates.

REVENUE RECOGNITION – Net revenue is recorded as services are provided at established rates, reduced by allowances for contractual adjustments. Contractual adjustments result from the terms of certain reimbursement contracts and represent the difference between charges at established rates and estimates of recoverable amounts. Such adjustments are recognized in the period the services are rendered and are management’s best estimate of the recoverable amount. Actual results could differ from these estimates. Agreements are in place with various Health Maintenance Organizations (“HMOs”) to provide radiology services to subscribing participants. Under these agreements, we receive monthly capitation payments based on the number of participants of each HMO, regardless of services actually performed. In addition, the HMO’s make fee-for-service payments to us for certain covered services based upon discounted fee schedules.

We provide diagnostic services to various Maryland hospitals. The hospitals provide services to uninsured patients and patients for whom payment is not expected under their various charity care policies. Under our contracts with those hospitals, we are required to provide services to all hospital-referred patients, including those patients who are uninsured or designated as charity care by the hospitals. We, however, are not able to identify such patients prior to providing the services. Accordingly, the estimated uncollectible accounts are recorded as a reduction in revenue. The related expenses attributable to these services are included in operating expenses.

CONCENTRATION OF CREDIT RISKS - Financial instruments that potentially subject us to credit risk are primarily cash and accounts receivable. We have placed our cash with one major financial institution. At times, the cash in the financial institution is temporarily in excess of the amount insured by the Federal Deposit Insurance Corporation, or FDIC.  Substantially all of our accounts receivable are due under fee-for-service contracts from third party payors, such as insurance companies and government-sponsored healthcare programs, or directly from patients.  Services are generally provided pursuant to one-year contracts with healthcare providers.  Receivables generally are collected within industry norms for third-party payors.  We continuously monitor collections from our clients and maintain an allowance for bad debts based upon our historical collection experience.

CASH AND CASH EQUIVALENTS - We consider all highly liquid investments that mature in three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates their fair market value.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives, which range from 3 to 15 years as follows:

Diagnostic equipment	5 to 15 years
Computer equipment	3 to 5 years
Furniture and fixtures	7 to 10 years
Leasehold improvements	Over the term of the lease and expected renewal period

Maintenance and repair costs are expensed as incurred.

GOODWILL - Goodwill at September 30, 2011 totaled $9.6 million. Goodwill is recorded as a result of business combinations. Management evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.  In accordance with Accounting Standards Codification (ASC) Topic 350, “Intangibles – Goodwill and Other”, Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of a reporting unit is estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.  We tested goodwill for impairment on September 30, 2011.  Based on our test, we recorded approximately $7.8 million of impairment charges.  See Note 7 for more details regarding goodwill.

LONG-LIVED ASSETS - We evaluate our long-lived assets (property and equipment) and definite-lived intangibles for impairment whenever indicators of impairment exist. The accounting standards require that if the sum of the undiscounted expected future cash flows from a long-lived asset or definite-lived intangible is less than the carrying value of that asset, an asset impairment charge must be recognized. The amount of the impairment charge is calculated as the excess of the asset’s carrying value over its fair value, which generally represents the discounted future cash flows from that asset or in the case of assets we expect to sell, at fair value less costs to sell. Intangible assets with definite lives includes the value of certain management service contracts and trade names which are amortized on a straight-line basis over their respective estimated useful lives which in this case is five to ten years.  Also, included in intangible assets are software costs that are not integral to the related hardware and are amortized on a straight-line basis over three years.

         INCOME TAXES - Income tax expense is computed using an asset and liability method and using expected annual effective tax rates. Under this method, deferred income tax assets and liabilities result from temporary differences in the financial reporting bases and the income tax reporting bases of assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefit that, based on available evidence, is not expected to be realized. When it appears more likely than not that deferred taxes will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its estimated realizable value. For net deferred tax assets we consider estimates of future taxable income, including tax planning strategies in determining whether our net deferred tax assets are more likely than not to be realized.

LONG-TERM NOTE RECEIVABLE – Long-term note receivable is classified as held to maturity and recorded at amortized cost. An impairment loss is recognized when it is more likely than not that the amortized cost is not recoverable.   Long-term note receivable is reviewed for impairment and reduced to the estimated recoverable amount measured by expected future cash flows.  (see Note 6).

FAIR VALUE MEASUREMENTS –   We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our consolidated balance sheets include the following financial instruments: cash, accounts receivable, long term note receivable, accounts payable and accrued expenses, obligations under capital leases, and due to parent company.  We consider the carrying amounts of cash, accounts receivables, other current assets and current liabilities to approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization or payment.  Additionally, we consider the carrying amount of our capital lease obligations and the long-term note receivable to approximate their fair value because the weighted average interest rate used to formulate the carrying amounts approximates current market rates.

On January 1, 2009, the Company adopted, without material impact on its consolidated financial statements, the provisions of FASB ASC Topic 820 related to nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value including goodwill impairment testing, indefinite-lived intangible assets measured at fair value for impairment assessment, nonfinancial long-lived assets measured at fair value for impairment assessment, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS – Assets are classified as held for sale when their carrying amount is to be recovered principally through a sale transaction and a sale is considered highly probable.  They are stated at the lower of carry amount and fair value less costs to sell.  Impairment losses on initial classification and subsequent losses on re-measurement of these assets for sale are recognized with cost of operations in the consolidated statement of operations.  A discontinued operation is a component of the company’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale.  Classification as a discontinued operation including related impairment charges occurring upon disposal or when the operations meet the criteria to be classified as held for sale, if earlier.  When an operation is classified as a discontinued operation, the comparative statement of operations and cash flow statement is re-presented as if the operation had been discontinued from the start of the comparative period.

NOTE 4 – INVESTMENTS IN JOINT VENTURES

We have two unconsolidated joint ventures, Calvert Medical Imaging Center and Upper Chesapeake Health Systems, each with ownership interests of 50%. These joint ventures represent partnerships with hospitals, health systems or radiology practices and were formed for the purpose of owning and operating diagnostic imaging centers.  Professional services at the joint venture diagnostic imaging centers are performed by contracted radiology practices or a radiology practice that participates in the joint venture.

Our investment in these joint ventures is accounted for under the equity method.   Investment in joint ventures increased approximately $142,000 to $2.1 million at September 30, 2011 compared to $1.9 million at December 31, 2010.  This increase is primarily related to additional equity contributions made during the nine month ended September 30, 2010 of approximately $444,000 offset in part by our recording of equity losses of approximately $302,000.

NOTE 5 – ASSETS HELD FOR SALE

Subsequent to September 30, 2011, we entered into an agreement to sell certain assets related to two imaging centers in Maryland to Johns Hopkins for cash consideration of $8.4 million.  The transaction closed on December 19. 2011.  As a result, the assets related to the two imaging centres with a carrying value of $3.1 million have been classified as assets held for sale at September 30, 2011.

 NOTE 6 – LONG-TERM NOTE RECEIVABLE

At December 31, 2010, we held in “Deposits and Other Long-Term Assets” approximately $3.5 million in long-term notes receivable.  During the period ended September 30, 2011, we reviewed the long-term note receivable for impairment and recorded a provision of $0.6 million.  The long-term loan receivable is secured by the accounts receivable of ARA and as a result of decreases in re-imbursement rates and declines in volumes, the underlying security has significantly declined in the nine-month period ended September 30, 2011.

NOTE 7 – IMPAIRMENT OF GOODWILL

We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired in accordance with ASC 350, “Intangibles – Goodwill and Other”.  As a result of the anticipated sale of the company to Radnet, Inc., we reviewed goodwill for impairment during the nine- month period ended September 30, 2011 and recorded an impairment of $7.8 million.  The estimated fair value of the business was based upon expected proceeds of disposition of $47.3 million after adjustments to defer a portion of the proceeds related to the transition services agreement and to adjust the note receivable to its fair value.

 NOTE 8 - CAPITAL STRUCTURE AND TRANSACTIONS WITH PARENT COMPANY

On June 30, 2011, through a series of transactions we issued an additional 46 shares of Class A Common Stock to CML for consideration of the remaining $60 million Preferred Shares plus accrued dividends of $3.7 million.

NOTE 9 – RECENT ACCOUNTING STANDARDS

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Updates (“ASU”) 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries,” which clarifies that a health care entity should not net insurance recoveries against a related claim liability. The guidance provided in this ASU is effective for the fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The guidance provided in this ASU is effective for fiscal years beginning after December 15, 2011. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” which requires that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present the components of other comprehensive income and the total of comprehensive income. The guidance provided in this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard is not expected to have any impact on our financial condition, results of operations or cash flows.

In July 2011, the FASB issued ASU 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities,” which requires health care entities to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue in the statement of operations rather than as an operating expense. The guidance provided in this ASU will be effective for us beginning in the three months ending March 31, 2012. Additional disclosures relating to a company’s sources of patient revenue and its allowance for doubtful accounts related to patient accounts receivable will also be required. The adoption of this ASU is not expected to have any impact on our financial condition, overall results of operations or cash flows. Upon adoption of this ASU, we will reclassify the provision for bad debts related to prior period patient service revenue as a deduction from patient service revenue as required by this ASU.

In September 2011, the FASB issued ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test described in Topic 350. The guidance provided in this ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Management is currently evaluating this standard and its impact on our financial position, results of operations or cash flows.